Exhibit No. 21.1

BEST BUY CO., INC.

SUBSIDIARIES OF THE REGISTRANT AS OF 02/25/2006*

State or Province of Formation
BBC Insurance Agency, Inc.	Minnesota
BBC Investment Co.	Nevada
BBY Networks, Inc.	Minnesota
Best Buy Stores, L.P.	Virginia
Nichols Distribution, LLC	Minnesota
BestBuy.com, LLC	Delaware
Best Buy Gov, LLC	Delaware
Best Buy Direct, LLC	Delaware
eq-Life Stores, LLC	Delaware
CultureRx, LLC	Minnesota
BBC Property Co.	Minnesota
Best Buy Stores, L.P.	Virginia
Nichols Distribution, LLC	Minnesota
BestBuy.com, LLC	Delaware
Best Buy Gov, LLC	Delaware
Best Buy Direct, LLC	Delaware
eq-Life Stores, LLC	Delaware
CultureRx, LLC	Minnesota
Best Buy Enterprise Services, Inc.	Minnesota
BBCAN Finance Company One, ULC	Canada Federal Corporation
BBCAN Financial Services, L.P.	Alberta
Best Buy Canada Ltd.	Canada Federal Corporation
656956 British Columbia Ltd.	British Columbia
661899 British Columbia Ltd.	British Columbia
Siberra Corp.	Canada Federal Corporation
FutureGard Reinsurance Ltd.	Turks & Caicos Islands
Best Buy Holdings B.V.	Netherlands
Best Buy China Ltd.	Bermuda
Best Buy China	China
BBY (Mauritius III) Ltd.	Republic of Mauritius
Best Buy (AsiaPacific) Ltd.	China
Best Buy Purchasing, LLC	Minnesota
BBY Business to Business, ULC	Nova Scotia
Magnolia Hi-Fi, Inc.	Washington
Redline Entertainment, Inc.	Minnesota
vpr Matrix, Inc.	Minnesota
vpr Matrix (Bermuda) Limited	Bermuda
vpr Matrix (Hong Kong) Limited	Hong Kong
vpr Matrix (Canada) Company	Nova Scotia
vpr Matrix B.V.	Netherlands
BBY Holdings International, Inc.	Minnesota
vpr Matrix (Hong Kong) Limited	Hong Kong
vpr Matrix (Canada) Company	Nova Scotia
vpr Matrix B.V.	Netherlands
CP Gal Ritchfield, LLC	Delaware
Best Buy Finance, Inc.	Minnesota
BBY (Mauritius I) Ltd.	Republic of Mauritius
BBY (Mauritius II) Ltd.	Republic of Mauritius
Best Buy Jiangsu Ltd.	Republic of Mauritius
CCL Insurance Company	Vermont
PS Acquisition, Inc.	California

*                                         Indirect subsidiaries are indicated by indentation.